UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2020

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Drew Avenue, Davis, CA 95618

(Address of Principal Executive Offices, and Zip Code)

(530) 750-2800

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	MBII	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Partial Payment of Named Executive Officer 2019 Salary in Restricted Stock Units

On May 1, 2020, the Board of Directors (the “Board”) of Marrone Bio Innovations, Inc. (the “Company”), upon the recommendation of Company management, awarded all of its named executive officers (“NEOs”) restricted stock units (“RSUs”) in place of ten percent of their annual base salaries pro-rated for the second, third and fourth quarters of 2020, the remaining 90 percent of which will continue to be paid in cash, as follows:

Named Executive Officer	2020 Annual Base Salary	Cash Salary Foregone	Number of RSUs Awarded
Pamela G. Marrone	$385,000	$28,875	40,669
James B. Boyd	$330,000	$24,750	34,859
Kevin Hammill	$336,000	$25,200	35,492

The Company’s NEOs recommended and agreed to the receipt of RSUs in lieu of cash salary in order to conserve Company resources in light of the effects of the current COVID-19 pandemic. The number of RSUs awarded paid in lieu of cash was calculated at a rate of $0.71 per share, the closing price of the Company’s common stock on May 1, 2020, the date of grant. The RSUs will vest in three equal installments on June 30, September 30, and December 31, 2020, with settlement and delivery of vested shares upon termination of service with the Company.

Named Executive Officer 2019 Bonuses

Also on May 1, 2020, the Board approved bonus awards for each of the Company’s named executive officers for performance during the fiscal year ended December 31, 2019 based on the recommendation it received from the Compensation Committee (“Compensation Committee”) of the Board.

For fiscal year 2019, the Compensation Committee established a bonus plan available to all of the Company’s executive officers and other key employees. The bonus plan provides for a target award of up to 45% of base salary for Dr. Pamela Marrone, 40% of base salary for Mr. James Boyd and 40% of base salary for Mr. Kevin Hammill, with 70% of the target award based upon the achievement of Company-wide goals and 30% of the target award based upon the achievement of individual goals.

Each Company-wide goal received a weighting, such that each NEO would receive a portion of the target incentive compensation award for each goal achieved. The Company-wide goals were based on achievement of our financial forecasts, plans and objectives for fiscal year 2019 as well as advancement of selected product development activities and improvements to the Company’s manufacturing facility. Based upon these factors, the Compensation Committee determined that 47.5% of the Company-wide goals were achieved in 2019. Therefore, each NEO serving at the end of the year was eligible to receive 33.25% of his or her target bonus based upon the Company-wide goals component.

Messrs. Boyd and Hammill were generally evaluated with respect to individual goals on the basis of the overall performance of our company, including the success of financing transactions and related matters, achievement of financial goals, developing strategic collaborations, product development and organizational development. The Compensation Committee determined that Messrs. Boyd and Hammill each achieved approximately 95% of their individual goals, but upon the recommendation of Company management exercised its discretion to reduce the component of bonus attributable to individual achievement by 50% across the Company to conserve cash in light of uncertainty due to the COVID-19 pandemic. Therefore, each of Messrs. Boyd and Hammill were eligible to each receive 14.3% their target bonuses based on the individual goals component. As previously disclosed, pursuant to the employment separation agreement entered into by the Company and Dr. Marrone on December 1, 2019 (the “Separation Agreement”), Dr. Marrone’s annual bonus for fiscal year 2019 was calculated based on achievement of 100% of her individual goals, without reduction.

Accordingly, the Compensation Committee determined that Dr. Marrone, Mr. Boyd and Mr. Hammill were eligible to receive 63.3%, 61.8% and 61.8% of their respective target bonuses based on achievement of Company-wide and individual goals together for fiscal year 2019, such that the bonus awards recommended to the Board for grant to our NEOs had an aggregate value of $109,581, $62,700 and $63,840, respectively. The Board approved of the Compensation Committee’s recommendation, and in its discretion, and in order to further conserve Company resources, determined to pay the bonus awards to the NEOs and certain other officers in the form of RSUs, with the number of RSUs awarded in lieu of cash determined at a rate of $0.71 per share, the closing price of the Company’s common stock on May 1, 2020, the date of grant, such that Dr. Marrone, Mr. Boyd and Mr. Hammill received 154,338, 88,309 and 89,915 RSUs, respectively. The RSUs are fully vested, with settlement and delivery of vested shares upon termination of service with the Company.

All other compensation for the named executive officers for the fiscal year ended December 31, 2019 was reported by the Company in the Summary Compensation Table in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission on March 16, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: May 5, 2020	By:	/s/ Linda V. Moore
Linda V. Moore
Executive Vice President, General Counsel and Secretary